Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268888

PROSPECTUS SUPPLEMENT NO. 2

(to the Prospectus dated April 24, 2023)

NewAmsterdam Pharma Company N.V.

80,515,324 Ordinary Shares

167,000 Private Placement Warrants to Purchase Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 24, 2023 (the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-268888), related to the issuance by us of up to (i) 1,736,545 Ordinary Shares underlying Rollover Options, (ii) 4,558,930 Ordinary Shares that are issuable upon the exercise of 4,558,930 Warrants and (iii) 1,886,137 Earnout Shares, which, in the case of (ii) and (iii), have been previously registered on Form F-4 (File No. 333-266510). The Prospectus also relates to the offer and sale from time to time by the Selling Securityholders named in the Prospectus of up to (i) 76,892,642 Ordinary Shares and (ii) 167,000 Private Placement Warrants. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 23, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and Public Warrants are traded on the Nasdaq Global Market (“Nasdaq”) under the symbols “NAMS” and “NAMSW,” respectively. On May 22, 2023, the closing price of our Ordinary Shares on Nasdaq was $12.50 per share, and the closing price of our Public Warrants, was $1.20 per Public Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated May 23, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2023

Commission File Number: 001-41562

NewAmsterdam Pharma Company N.V.

(Exact name of registrant as specified in its charter)

Gooimeer 2-35

1411 DC Naarden

The Netherlands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒                Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

On May 23, 2023, NewAmsterdam Pharma Company N.V. (the “Company”) issued a press release announcing that it is scheduled to present full data from its ROSE2 trial at the NLA Scientific Sessions on June 5, 2023. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 6-K.

This Report on Form 6-K (including Exhibit 99.1) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-271019).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 23, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NewAmsterdam Pharma Company N.V.

May 23, 2023	By:	/s/ Michael Davidson
Name: Michael Davidson Title: Chief Executive Officer

Exhibit 99.1

NewAmsterdam to Present Full Data from ROSE2 at NLA Scientific Sessions 2023

— NewAmsterdam to review data on webcast conference call on June 5, 2023 at 8:00 a.m. ET —

Naarden, the Netherlands and Miami, USA; May 23, 2023 – NewAmsterdam Pharma Company N.V. (Nasdaq: NAMS or “NewAmsterdam” or the “Company”), a clinical-stage company focused on the research and development of transformative oral therapies for major cardiometabolic diseases, today announced that it will present full data from ROSE2, a Phase 2 clinical trial evaluating obicetrapib in combination with ezetimibe as an adjunct to high-intensity statin therapy, in a late-breaking presentation at the National Lipid Association (“NLA”) Scientific Sessions, being held June 1-4 in Atlanta, Georgia. NewAmsterdam is developing a fixed dose combination of obicetrapib 10 mg and ezetimibe 10 mg, and expects to select a formulation to advance into a definitive bioequivalence trial and a Phase 3 safety and efficacy trial in the second half of 2023.

Details of the presentation are as follows:

Presentation Title: The combination of Obicetrapib and Ezetimibe lowers LDL-C in Patients on High Intensity Statins: Results from the ROSE2 Trial (NCT05266586)

Session Title: Late-Breaker Session

Session Date and Time: Saturday, June 3, 2023, 12:00 P.M. ET

Location: Omni Atlanta Hotel at CNN Center

Investor and Analyst Conference Call and Live Webcast

NewAmsterdam will host a conference call for investors and analysts to review the full data from ROSE2. The live webcast will begin at 8:00 a.m. ET on Monday, June 5 and will include remarks by Robert Rosenson, M.D., a Professor of Medicine and Director of Cardiometabolic Disorders at the Icahn School of Medicine at Mount Sinai.

Participants may register for the conference call here. While not required, it is recommended that participants join the call ten minutes prior to the scheduled start.

A live webcast of the call will also be available under “Events & Presentations” in the Investors & News section of the Company’s website at https://ir.newamsterdampharma.com. The archived webcast will be available on NewAmsterdam’s website approximately two hours after the conference call and will be available for at least 30 days following the live event.

About NewAmsterdam

NewAmsterdam (Nasdaq: NAMS) is a clinical-stage biopharmaceutical company whose mission is to improve patient care in populations with cardiometabolic diseases where currently approved therapies have not been sufficiently successful or well tolerated. NewAmsterdam is investigating obicetrapib, an oral, low-dose and once-daily CETP inhibitor, as the preferred LDL-C lowering therapy to be used as an adjunct to maximally-tolerated statin therapy for high-risk cardiovascular disease (“CVD”) patients. Results from NewAmsterdam’s ROSE Phase 2b trial (presented at AHA Scientific Sessions in 2021) included observations that patients receiving obicetrapib 10 mg experienced a median reduction in LDL-C of 51% versus baseline in patients on high-intensity statin therapy (vs. a 7% reduction in the placebo arm). In addition, topline results from NewAmsterdam’s ROSE2 trial evaluating the combination of 10 mg obicetrapib and 10 mg ezetimibe demonstrated a median reduction in LDL-C levels of 59% versus baseline in patients on high-intensity statin therapy (vs. a 6% reduction in the placebo arm). Based in the Netherlands, NewAmsterdam recently completed a business combination with FLAC, a special purpose acquisition company sponsored by an affiliate of Frazier Healthcare Partners. Proceeds from this transaction were approximately $328 million, prior to deducting transaction expenses. In June 2022, NewAmsterdam entered into an exclusive licensing agreement with the Menarini Group for the commercialization of obicetrapib in Europe, while retaining all rights to commercialize obicetrapib, if approved, in the rest of the world, as well as rights to develop certain forms of obicetrapib for other diseases such as Alzheimer’s disease. For more information, please visit: www.newamsterdampharma.com.

Forward-Looking Statements

Certain statements included in this document that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the Company’s business and strategic plans, the Company’s clinical trials and the timing for enrolling patients, the timing and forums for announcing data and the achievement and timing of regulatory approvals. These statements are based on various assumptions, whether or not identified in this document, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; risks relating to the uncertainty of the projected financial information with respect to the Company; risks related to the approval of the Company’s product candidate and the timing of expected regulatory and business milestones; ability to negotiate definitive contractual arrangements with potential customers; the impact of competitive product candidates; ability to obtain sufficient supply of materials; the impact of COVID-19; global economic and political conditions, including the Russia-Ukraine conflict; the effects of competition on the Company’s future business; and those factors described in the Company’s public filings with the U.S. Securities and Exchange Commission. Additional risks related to the Company’s business include, but are not limited to: uncertainty regarding outcomes of the Company’s ongoing clinical trials, particularly as they relate to regulatory review and potential approval for its product candidate; risks associated with the Company’s efforts to commercialize a product candidate; the Company’s ability to negotiate and enter into definitive agreements on favorable terms, if at all; the impact of competing product candidates on the Company’s business; intellectual property related claims; the Company’s ability to attract and retain qualified personnel; ability to continue to source the raw materials for its product candidate. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans, or forecasts of future events and views as of the date of this document and are qualified in their entirety by reference to the cautionary statements herein. The Company anticipates that subsequent events and developments may cause the Company’s assessments to change. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither the Company nor any of its affiliates undertakes any obligation to update these forward-looking statements, except as may be required by law.

Company Contact

Matthew Philippe

P: 917-882-7512

matthew.philippe@newamsterdampharma.com

Media Contact

Spectrum Science on behalf of NewAmsterdam

Bryan Blatstein

P: 917-714-2609

bblatstein@spectrumscience.com

Investor Contact

Stern Investor Relations on behalf of NewAmsterdam

Hannah Deresiewicz

P: 1 212-362-1200

hannah.deresiewicz@sternir.com